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                                                                 EXHIBIT 10.30


                               SERVICES AGREEMENT

         This SERVICES AGREEMENT ("Agreement") is made as of the Effective Date indicated below by and between Flextronics International USA, Inc., a California corporation ("Company"), and Ronny Nilsson ("Nilsson").

                                   BACKGROUND

         This Agreement is entered into in connection with an agreement (the "Asset Transfer Agreement") among Flextronics International Sweden AB and Ericsson Business Networks AB ("Ericsson") pursuant to which Flextronics International Sweden AB is to purchase certain assets. The Closing Date as defined in the Asset Transfer Agreement shall be the effective date of this Agreement (the "Effective Date").

         Nilsson is a key employee of Ericsson and has been actively involved in the development and marketing of Ericsson's products and services It is in the best interest of the Company to employ Nilsson to assist in the transition related to the transaction between Flextronics International Sweden AB and Ericsson and to maintain a positive commercial relationship. In addition, it will also serve the Company's interest to have Nilsson be available from time to time to provide his time, skills, and experience to certain activities which will benefit the Company's world-wide business activities and sales efforts.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Company and Nilsson hereby agree as follows:

         1. Term. Nilsson agrees to provide the services described below and the Company agrees to pay for such services as provided below for a forty-eight (48) month period commencing on the Effective Date (the "Period"), unless Nilsson's service is sooner terminated in accordance with this Agreement.

         2. Services. Nilsson will provide services in the form of management consultation and guidance relating to the Company's operations including merger/acquisition activities and sales of the Company's manufacturing services to non-US customers. Nilsson shall also serve on the Flextronics Executive Operating committee which will overview the world-wide manufacturing facilities of Flextronics including the Company's US manufacturing facilities.

         3. Fees. The fees for the foregoing services shall be paid in Swedish kronor at the rate of SEK 7.64 to the USD 1.00 and in the following manner:

         (i)     $150,000 before 3/31/97,

         (ii) $210,000 on or before 4/15/97, for special efforts related to and so long as the aforementioned transaction is concluded by 3/31/97,

         (iii)   $210,000 on or before 9/15/97, and
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         (iv)    $205,000 on or before 4/15/98.


         On 4/15/97 the Company will make an interest free loan to Nilsson of $415,000 to be repaid in two payments of $210,000 on 9/15/97 and $205,000 on 4/15/98.

         If this Agreement is still in effect and should for any reason the amounts due for payment on 9/15/97 and 4/15/98 as described above not be released to Nilsson he shall no longer be deemed to be in debt to the Company for the corresponding part of the loan.

         4. Taxes and charges. Nilsson shall be responsible for due reporting and payments of his own individual income taxes and charges on all remunerations. Any other liability for taxes and charges shall be the responsibility of the Company.

         5. Reimbursement of Expenses. Company will, in accordance with Company's policies in effect from time to time, reimburse Nilsson for all reasonable business expenses incurred by Nilsson in connection with the performance of services under this Agreement, including, without limitation, reasonable expenditures for business entertainment and travel, upon submission of the required documentation.

         6. Confidential and Proprietary Information. Nilsson may be given access to certain confidential and proprietary information, including trade secrets, of the Company. Nilsson agrees to preserve in strict confidence all such information during the term hereof and as long thereafter as the information received is not in the public domain and except as hereinbefore provided, he will not use, disclose or in any other way use this information except as directed in writing by duly authorized representative of the Company.

         7.      Termination of Agreement.

                 (a) For Cause, Company may terminate this Agreement at any time for "cause", effective immediately upon written notice to Nilsson, without prejudice to any other remedy to which Company may be entitled under this Agreement. As used in this Subsection 6(a), "cause" will mean (i) an intentional tort so as to cause loss, damage or injury to the property, reputation of Company or the Group, (ii) any crime or act of fraud or dishonesty against Company or the Group, (iii) the commission of a felony, (iv) Nilsson's non-performance of the services, (v) the disregard of the policies of Company or the Group so as to cause loss, damage or injury to the property, reputation of Company or the Group, or (vi) any other material breach of this Agreement including without limitation a breach of Section 6.

         In the event of any termination for cause, Company will have no obligation to pay any further fees whatsoever. If the termination of this Agreement is later determined not to have been for cause, the termination will be deemed to be a termination without cause pursuant to Subsection 7(c) and Nilsson's sole remedy under this Agreement will be that set forth in Subsection 7(c).

                 (b) Upon death or Disability. Company may terminate this Agreement upon written notice if Nilsson dies or suffers any physical or mental disability preventing the substantial performance of the services under this Agreement for a period of three (3)




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consecutive months.  In the event of any termination due to death or disability under this Subsection 7(b), the Company shall pay the fees at the times such payments would have been due Nilsson pursuant to Section 3 of this Agreement for the remainder of the Period.

         (c) Termination by Company other than for "Cause". Company may terminate this Agreement at any time for any reason or no reason as it deems appropriate in its sole discretion; provided, however, that in the event such termination is not due to death, disability or "cause", then Nilsson, as his sole remedy at under this Agreement, will continue to be paid the fees described in Section 3 at the times such payments would have been due Nilsson pursuant to Section 3 of this Agreement for the remainder of the Period.

         (d) Survival. Nilsson's obligations under Sections 4 and 6 of this Agreement will survive the termination of this Agreement.

        8.       Miscellaneous.

         (a) Notices. Any and all notices permitted or required under this Agreement must be in writing. Notices will be deemed given (i) when received.
(ii) one day after having been sent by commercial overnight courier with written verification of receipt, or (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, whichever occurs first, at the addresses set forth below or at any new address, notice of which has been given under this Section:



         If Company:

                 Flextronics International USA, Inc.
                 2241 Lundy Avenue
                 San Jose, CA  95131
                 USA
                 Attn: Chief Executive Officer

         If to Nilsson:

                 Vastra Sjogatan 4
                 392 32 KALMAR
                 SWEDEN

         (b) Amendments. This Agreement contains the entire agreement and supersedes all prior agreements between Company and Nilsson regarding the services, and may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

         (c) Successors and Assigns. This Agreement is not assignable by either Nilsson or Company, except that the rights and obligations of Company under this Agreement may be assigned to a corporation which becomes the successor to Company as the result of a merger or other corporate reorganization and which continues the business of Company, or the Group.






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         (d)     Governing Law.  This Agreement will be governed by and
interpreted according to the substantive laws of California without regard to such country's conflicts law.

         (e) No Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

         (f) Severability. Nilsson and Company recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interest of Company. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parities. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

         (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one original. Any copy of this Agreement with the original signatures of all parties appended shall constitute an original.

         (h) Independent Review. Nilsson acknowledges that Nilsson has had an opportunity to consult with independent legal counsel of Nilsson's own choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms.

         (i) Effect of Agreement. This Agreement will be void and have no effect if the Effective Date does not occur on or before 30 April 1997.

         IN WITNESS WHEREOF, this Agreement is made and effective as of the Effective Date.



Flextronics International USA, Inc.                 NILSSON

By:_______________________________                  __________________________

Title: __________________________                   __________________________









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